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Exhibit (1)


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CONTACT:                                         READ IT ON THE WEB
John F. McNiff                                   http://www.dovercorporation.com
Vice President
(212) 922-1640

FOR IMMEDIATE RELEASE
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                      DOVER TO SPIN-OFF ELEVATOR BUSINESS

NEW YORK, NY (May 7, 1998)... Dover Corporation (DOV-NYSE) announced today that it will pursue a plan to spin off its Elevator business to Dover stockholders as an independent publicly traded company. Dover will not retain any ownership in the Elevator business following the proposed spin-off.

Elevator is reported by Dover as a separate business segment with sales of $880 million and pretax operating profit of $93 million in 1997. The Elevator business had $25 million of pretax operating profit on sales of $219 million in the first quarter of 1998. Dover indicated in its first quarter report that it anticipated record Elevator operating profits in the 1998 year.

Thomas L. Reece, Dover's President and CEO, indicated several reasons for the spin-off.

"This is a situation where two companies can create more value over time for Dover stockholders than one. Elevator has developed under Dover ownership from an internal 'product idea' to a leadership position in the North American market. The Dover corporate strategy is to acquire high market share, niche-oriented, manufacturing business and support them as global 'platforms of growth'. This strategy has worked well, and will continue to work well, for us in the future. However, it is a strategy that is increasingly not relevant for Elevator, whose enormously capable people rightly want to expand the scope of their own business."

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"Frankly," Mr. Reece added, "Dover's business strategy has been limiting to
Elevator in recent years. Although we have supported meaningful internal initiatives at Elevator, we have also invested almost $1.5 billion over the past five years in acquiring and adding-on to "Dover-type" companies, only a small portion of which was spent expanding Elevator's scope. Elevator is a different sort of business from the industrial machinery and engineered products companies that have long been Dover Corporation's principal focus. At Elevator, manufacturing is important, but the majority of employees are spread widely across North America, doing elevator installation and service where the effective management of elevator work locally is critical to success. The center of activities and opportunity for other Dover companies is their main factory location where product engineering, manufacturing expertise, and supply chain management are key elements of competitve advantage. These differences are profound, which makes the fit increasingly more akward every day."

Dover Elevator will continue under its current management, led by Nigel Davis who will be President and CEO. Mr. Davis noted, "This is very good news for Dover Elevator.

     * We are well positioned in North America with the largest market share for hydraulic elevators, which is the fastest growing, least cyclical portion off the elevator market.

     * By the end of 1998 we will have largely completed a major capital investment program ($65 million since the start of 1995) designed to improve our already "world class" manufacturing capabilities.

     * By year-end we will also be nearing completion of a new SAP information system that will reduce administrative costs and make our field operations even more effective for us and for our customers.

     * As a public company we expect to be very profitable in relation to other elevator companies and to have substantial free cash flow, borrowing capacity and access to public capital markets."

In a letter to employees Mr. Davis said, "As an independent company we will be able to focus our full resources on building our business - in size, scope, and profitablility. "This growth may include strategic alliances in North America or in foreign markets and acquisitions of related businesses, some of which may be consummated using Elevator stock. "Our objective will be to make Dover Elevator an even more exciting place to work and a more valuable company for our shareholders".

Dover Corporation has provided additional information regarding the spin-off as follows.

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     Earnings: Assuming the spin-off is completed as planned Dover estimates its
"carve-out" earnings from continuing operations will become $1.44 per share for 1997 and $1.24 for 1996, excluding discontinued (Elevator) operations and special items. The corresponding numbers actually reported by Dover were $1.68 in 1997 and $1.47 in 1996.

     Dividends: At its August Board meeting, Dover's Board intends to consider an increase in Dover's quarterly dividend from 9 1/2 cents per share to 10 cents per share, beginning with the dividend payable in September. Dover Elevator is expected to adopt a cash dividend policy.

     Conditions; Timing: Financial details on the spin-off will be released, as they become available in accordance with securities regulations. The spin-off and its timing are subject to a number of conditions, including receipt of a favorable tax ruling, final approval by Dover's Board of Directors of a definitive plan, and effectiveness of a Form 10 Registration Statement. Dover will apply soon for a private tax ruling from the IRS confirming the tax-free nature of the spin-off. The Form Registration Statment is expected to be filed this summer with the Securities and Exchange Commission. It will contain "carve-out" financial statements for Elevator for 1995-1997 and for the current year-to-date. It will also show "pro-forma" results for Elevator for 1997 and for the current year-to-date (assuming the spin had taken place at the start of 1997). Completion of the spin-off is expected in the fourth quarter of 1998.

     Financing: At the spin-off date it is expected that Elevator's spin-date balance sheet will show little, or negative, net worth, but that its pro-forma coverage of interest costs will be at least 6:1. Dover Corporation will use any pre-spin cash received from Elevator to reduce short-term debt.

Certain statements contained in this release, including statements regarding terms, structure, timing and expected effect of the spin-off, future results and estimate of pro forma results, dividends, growth opportunities and cost reductions, and the expected of the transaction on stockholder value as well as other statements which are not historical facts, are forward-looking statements and are based on Dover's current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions. Dover cautions readers that actual results or achievements could differ materially from such forward-

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looking statements and that there can be no assurance that the spin-off transaction described herein will be consummated or that the terms of the transaction or the timing or effects thereof will not differ materially from those described herein.